Exhibit 10.2

EMPLOYEE SEPARATION AND RELEASE

This Employee Separation and Release (this “Agreement”) confirms the terms of your separation from employment with PEDEVCO Corp. (d/b/a/ Pacific Energy Development) (the “Company”) and Insperity PEO Services, L.P. (“Insperity”).  You agree that effective as of 5:00 PM (Pacific) on April 30, 2016 (the “Separation Date”), your employment with the Company shall be considered mutually terminated by the parties.  Along with such termination, all Company benefits to you (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be terminated, provided that the Company will provide COBRA paperwork as required by law (if applicable).

You agree that you have been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any.  You also agree that you have been paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act.  For avoidance of doubt, you hereby waive any and all accrued vacation time, sick time, paid time off or paid leave of absence that you may have accrued through your Separation Date.

Stock Options and Restricted Stock

You agree and acknowledge that as of your Separation Date, you hold the following options to purchase common stock of the Company (“Stock Options”):

Grant Date	Exercise Price	# Option Shares Vested	# Option Shares Unvested
June 18, 2012	$0.51	390,800	0
January 1, 2015	$0.37	259,000	111,000
January 1, 2016	$0.22	0	280,000
TOTAL:		649,800	391,000

You agree and acknowledge that as of your Separation Date, you hold the following shares of unvested restricted common stock of the Company (“Unvested Stock”):

Grant Date	# Unvested Shares
August 9, 2013	202,500
July 1, 2014	324,000
January 7, 2015	370,000
January 7, 2016	600,000
TOTAL:	1,496,500

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In accordance with the terms of your applicable stock option agreements issued to you, all unvested Stock Options would be forfeited on the Separation Date, absent the execution and effectiveness of this Agreement.  You and the Company acknowledge and agree that on the Effective Date, all of your unvested Stock Options shall fully vest, and all of your Stock Options will be exercisable for a period of five (5) years following the Separation Date (the “Option Vesting Acceleration and Extended Exercise”).  You acknowledge and agree that you have no other options or other rights to purchase stock in the Company other than the rights to purchase shares subject to the (i) Stock Options detailed above, (ii) warrants to purchase 38,096 shares of common stock of the Company at an exercise price of $2.34 per share held by Global Venture Investments, LLC, and (iii) warrants to purchase 19,048 shares of common stock of the Company at an exercise price of $5.25 per share held by Global Venture Investments, LLC.

In addition, in accordance with the stock purchase agreements entered into between you and the Company governing the vesting terms of your Unvested Stock, all Unvested Stock would be forfeited on the Separation Date, absent the execution and effectiveness of this Agreement.  You and the Company acknowledge and agree that (i) on or prior to the Effective Date, all of your Unvested Stock shall be transferred and assigned by you to Global Venture Investments Inc., an entity owned and controlled by you (“GVEST,” and the “GVEST Transfer”), and (ii) effective immediately following the later to occur of (i) the consummation of the GVEST Transfer, and (ii) the Effective Date, all of your Unvested Stock shall fully vest and be released from the Company’s repurchase option (the “Unvested Stock Acceleration”).

The Vesting Acceleration, Extended Exercise, GVEST Transfer, and Unvested Stock Acceleration provisions set forth in this Agreement shall collectively be referred to as the “Severance Benefits.”  You agree that the Severance Benefits are something of value and that you are not already entitled to these additional benefits and compensation.  You agree that the additional benefits offered to you under this Agreement are due solely from the Company and that Insperity has no obligation to pay any additional compensation.

You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the Severance Benefits in the Agreement, and you hereby agree to hold the Company and their respective affiliates harmless from any and all liability relating to such obligations.

In exchange for providing you with the Severance Benefits, you agree to fully release the Company, Insperity and their respective current and former parent companies, subsidiaries, and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees, affiliates and assigns (collectively, the “Released Parties”) from any claims you may have against them as of the date you sign this Agreement, whether such claims arise from common law, statute, regulation, or contract.  This release includes but is not limited to rights and claims arising under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the Texas Commission on Human Rights Act; (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); and (vii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.  By accepting the Severance Benefits, you have agreed to release the Released Parties from any liability arising out of your employment with and separation from the Company and Insperity.   This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law. This release does not prevent you from pursuing any workers’ compensation benefits to which you may be entitled. Furthermore, nothing in this Agreement shall be construed to prevent you from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, you understand and agree that you are waiving any relief available (including, for example, monetary damages or reinstatement),  including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

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You agree that this Agreement does not alter any agreements or promises you made prior to or during your employment concerning intellectual property, confidentiality, non-solicitation, or non-competition; provided, however, that  you and the Company agree that Section 6(b) of your Employment Agreement, dated June 10, 2011, as amended to date, shall not restrict, preclude or prohibit you from doing business with any customer or supplier of the Company, or working with any current or former employee of the Company, with whom you had a pre-existing relationship with prior to your joining the Company, provided you may not use or disclose any Confidential Information of the Company in connection therewith.

You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company.  You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this Agreement.

You agree that neither this Agreement nor payment or effectiveness of the Severance Benefits being offered to you for this Agreement is an admission by the Company of any liability or unlawful conduct of any kind.   You agree that the Severance Benefits being offered in exchange for your release of claims and rights is sufficient. You agree to cooperate on behalf of the Company, as appropriate and lawful, in future legal actions relating to your employment with the Company.

You and the Company agree not to disparage each other or to do anything that portrays either you or the Company, or the Company‘s, services, products or personnel in a negative light or that might injure you or the Company‘s business or affairs.  This would include, but is not limited to, disparaging remarks about either you or the Company, as well as the Company’s shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods.

You agree to return to the Company, before you sign this Agreement, all property, other than your Apple MacBook Pro laptop computer and keys to office, belonging to the Company. This would include, for example, documents, files, forms, customer information and lists, confidential business information, electronic equipment, cell phones and similar handheld devices, pagers and Company-issued credit cards and other items in your possession or control belonging to the Company or containing proprietary information relating to the Company. You further agree to provide the Company login ids and passwords to your corporate computer, email and websites; as well as any other login ids and passwords in your possession relating to the Company.

Until such time that the Company publicly discloses this Agreement and the terms hereof in its public filings with the U.S. Securities and Exchange Commission, you agree to keep this Agreement and its terms strictly confidential and not to discuss its terms or existence with any person, except with your immediate family, tax preparers, and attorneys on a “need to know basis,” and with the Company, provided that any person with whom this Agreement is discussed also agrees to keep it confidential.  You may, however, fully respond to questions from governmental entities or discuss this request if required to do so by law.

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You agree to keep confidential any and all non-public information about the business or finances of the Company, including, without limitation, all information about (or relating to) any products, services, technology, business plans, litigation, financial statements, projections, existing or proposed projects, suppliers, customers, merchant lists, pricing, purchase records, sale records, marketing, processes, equipment, facilities, data, methodologies or trade secrets, in whatever form (collectively “Information”, which Information shall encompass the Company’s Information and/or any Information of any Affiliate of the Company, subsidiary of the Company or party who has contracted with or proposed to contract with the Company), from whatever source shall be deemed confidential and shall be collectively referred to in this Agreement as “Confidential Information”.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (a) is independently developed by you otherwise than in connection with your employment; (b) becomes publicly available without violation of this Agreement or by any fault of you or any other party subject to confidentiality rights with the Company; (c) becomes lawfully available in the “public domain” from a third party; (d) is approved for disclosure by written authorization of the Company; or (e) which you are compelled to disclose pursuant to applicable law or court order, provided that you give the Company prompt notification of such requested disclosure.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.  An “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

You further agree that you will not at any time (i) use any Confidential Information for any other purpose other than as agreed to by the Company in writing, or (ii) discuss, disclose or otherwise transfer any Confidential Information to any Person.   The requirements of this paragraph shall survive the termination of this Agreement.

Before signing this Agreement, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act.  You are also encouraged to consult an attorney about the contents and meaning of this Agreement.

You shall have up to twenty-one (21) days from the date of your receipt of this Agreement, which receipt occurred on April 25, 2016, to consider the terms and conditions of this Agreement (the “Review Period”).  You may accept this Agreement at any time within the Review Period by executing it and returning it to PEDEVCO Corp., Attn: Michael L. Peterson, 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506, or email at mpeterson@pacificenergydevelopment.com, no later than 5:00 p.m. (Pacific) on the twenty-first (21st) day after your receipt of this Agreement.  Thereafter, you will have seven (7) days to revoke this Agreement (the “Revocation Period”) by stating your desire to do so in writing to Michael L. Peterson at the address listed above, no later than 5:00 p.m. (Pacific) on the seventh (7th) day following the date you sign this Agreement.  The effective date of this Agreement shall be the eighth (8th) day following your signing and acceptance of this Agreement (the “Effective Date”), provided you do not revoke the Agreement during the Revocation Period.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the consideration provided above shall automatically be deemed null and void and any Severance Benefits offered or provided hereunder shall be immediately withdrawn and be deemed null, void and terminated.

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If this Agreement fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Released Parties for any acts occurring prior to the date you sign this Agreement (and supersedes all previous oral or written communications, representations or agreements), please confirm this agreement by signing and dating this Agreement.  By signing this Agreement, you agree that your waiver of rights and claims is knowing and voluntary.  You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this Agreement and that you have accepted those benefits and waived those rights and claims of your own free will.

This Agreement shall be governed exclusively by and construed exclusively in accordance with the laws of the state of California, without giving effect to the conflict of law principles of state of California.  In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Contra Costa County, California.

This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, offspring, spouse and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.

Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.

You further agree that if you disavow or challenge in court this Agreement, and if this Agreement is deemed unenforceable by a court of competent jurisdiction, (i) all Severance Benefits offered to you or provided to you hereunder shall be withdrawn and be deemed null, void and terminated immediately upon the entry of the final court order, and (ii) you shall repay to the Company within seven (7) calendar days from the entry of the final court order (x) any economic benefit you received upon the exercise of any of your options subject to the Option Vesting Acceleration or Extended Exercise provided hereunder, and (y) all proceeds received by you or GVEST in connection with the sale of any Unvested Stock subject to the Unvested Stock Acceleration provided hereunder.

This Agreement sets forth the entire Agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to your separation from employment with the Company.

This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

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This Employee Separation and Release was given to Frank C. Ingriselli on April 25, 2016.  You will have until May 16, 2016 to sign and deliver this Employee Separation and Release Agreement.

ACCEPTED AND AGREED TO:

/s/Frank C. Ingriselli	April 25, 2016
Frank C. Ingriselli	Date

PEDEVCO CORP.

/s/ Michael L. Peterson	April 25, 2016
Michael L. Peterson	Date
President and Chief Financial Officer

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